John V. Murphy
Chairman, President and                                       OppenheimerFunds Logo
Chief Executive Officer                                       OppenheimerFunds, Inc.
                                                              498 Seventh Avenue
                                                              New York, NY 10018
                                                              WWW.OPPENHEIMERFUNDS.COM
                                                              ------------------------

                                                              May 1, 2002

Dear Shareholder:

We have scheduled a shareholder meeting on June 10, 2002, for you to decide upon some important proposals for Total
Return Portfolio, Growth Portfolio, Oppenheimer International Growth Fund/VA and Government Securities Portfolio, each a series of the Panorama Series Fund, Inc. Your ballot card and a detailed statement of the issues are enclosed with this letter.

Your Board of Directors believes the matters being proposed for approval are in the best interests of the Fund and its shareholders and recommends a vote "for" the Proposals and the election of Directors. Regardless of the number of shares you own, it is important that your shares be represented and voted.  So we urge you to consider these issues carefully and to make your vote count.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today.  Remember, it can be costly for the Fund to remail ballots if not enough responses are received to conduct the meeting.

What are the issues?

o        Election of Directors.  You are being asked to consider and approve the election of nine Directors. You will find detailed information on the Directors in the enclosed proxy statement.

o        Approval of Elimination or Amendment of Certain Fundamental Investment Policies of the Portfolio. Your approval is requested to eliminate or amend certain of the Fund's fundamental investment policies.

Please read the enclosed proxy statement for complete details on these proposals.  Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.708.7780.  As always, we appreciate your confidence in
OppenheimerFunds and look forward to serving you for many years to come.
                                                              Sincerely,
                                                              JVM signature

Enclosures
Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
498 Seventh Avenue, New York, NY 10018.
XP0609.002.0402